Exhibit 4.6
SUPPLEMENTAL INDENTURE No. 2
dated as of December 29, 2005
among
CENTURY ALUMINUM COMPANY,
as Issuer
NSA GENERAL PARTNERSHIP,
as a Guarantor
and
WILMINGTON TRUST COMPANY,
as Trustee

7 1/2% SENIOR NOTES DUE 2014

     THIS SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”), entered into as of December 29, 2005, and effective from and after December 20, 2005, among Century Aluminum Company, a Delaware corporation (the “Company”), NSA General Partnership, a Kentucky general partnership, as a Guarantor (the “Undersigned”) and Wilmington Trust Company, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of August 26, 2004 (the “Indenture”), relating to the Company’s 7 1/2% Senior Notes due 2014 (the “Notes”), as amended by Supplemental Indenture No. 1, dated as of July 25, 2005, among the Company, Century Aluminum of Kentucky LLC and the Trustee; and
     WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Domestic Restricted Subsidiaries (other than Foreign-Owned Parent Holding Companies) to provide Guaranties.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture, effective from and after December 20, 2005, hereby agree as follows:
     Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
     Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
     Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
     Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
     Section 6. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the recitals contained herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CENTURY ALUMINUM COMPANY, as Issuer

By:	/s/ Daniel J. Krofcheck
	Name:	Daniel J. Krofcheck
	Title:	Vice President and Treasurer

NSA GENERAL PARTNERSHIP, as a Guarantor

By:	CENTURY KENTUCKY, INC., its general partner

	By:	/s/ Daniel J. Krofcheck
		Name:	Daniel J. Krofcheck
		Title:	Vice President and Treasurer

By:	SKYLINER, LLC, its general partner

	By:	/s/ Daniel J. Krofcheck
		Name:	Daniel J. Krofcheck
		Title:	Vice President and Treasurer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Kristin L Moore
	Name:	Kristin L. Moore
	Title:	Financial Services Officer